                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 8, 2023
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE THIRD QUARTER 2023.

Columbus, Ohio – November 8, 2023 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the third quarter ended September 30, 2023.

Third Quarter and Year to Date 2023 Highlights

•

Net Income was $4.0 million ($0.62 per diluted common share) for the third quarter and $12.7 million ($1.97 per diluted common share) for the first nine months of 2023. Third quarter results included a $1.2 million provision for credit losses.

•

Pre-provision, pre-tax net revenue ("PPNR") for the third quarter of 2023 was $6.2 million, which represented an increase of $917,000 from the second quarter 2023.  PPNR for the first nine months of 2023 was $17.3 million.

•	For the third quarter of 2023, Return on Average Assets (ROA) was 0.82% and PPNR ROA was 1.27%, while Return on Average Equity (ROE) was 10.75% and PPNR ROE was 16.55%.
•	Book value per share increased to $23.10 as of September 30, 2023.
•	Noninterest income for the third quarter of 2023 increased 33% when compared to the second quarter of 2023.
•	Credit quality remains strong with nonperforming loans to total loans of 0.27% and loans more than 30 days past due at 0.14% of total loans as of September 30, 2023.

Recent Developments

•	On October 3, 2023, the Company’s Board of Directors declared a Cash Dividend of $0.06 per share payable on October 27, 2023 to shareholders of record as of the close of business on October 16, 2023.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Net earnings were $4.0 Million, or $0.62 per diluted common share for the third quarter, reflecting provision for credit losses of $1.2 million.  PPNR was $6.2 million for the third quarter, an increase of more than $900k versus the second quarter.

Loan Pipelines and quality new Business Opportunities, including both Deposits and Loans, remain strong.  We continue to capture additional quality business opportunities and new customers, with many coming from larger regional and other bank competitors.

Fee income also expanded significantly during the third quarter.  While we expect reduced swap fee income in the fourth quarter (as our third quarter Loans with Swap fees were unusually strong), we expect other fee income businesses to continue to expand. These include Business Credit Cards and salable Residential mortgage loan volumes, both of which continue to increase.

Our efficiency ratio showed meaningful improvement in the third quarter, as we continue to focus on maintaining highly efficient Operations and effective management of Overhead expenses.

Low-cost Deposit initiatives are producing improved results, with noninterest bearing deposits growing during the fourth quarter to date.

During the third quarter, our provision for credit losses was $1.2 million.  This was primarily driven by specific reserves being placed on two loans.  The CFBank lending and credit teams achieved net zero loan losses 7 of the previous 10 years through 2022.  Credit quality remains strong.

Net interest margin (NIM) is reflecting greater stability.  Income opportunities exist going forward for re-pricing maturing loans as well as loans refinancing in the normal course of business. Earlier adjustments to loan pricing in response to the higher interest rate environment are positively impacting Loan yields and interest income.

Going forward into 2024, we foresee improving earnings stability. Additionally, we see growth opportunities returning. We remain disciplined as well as selective in our Lending and Credit Businesses. We are managing Risk/Reward by ensuring appropriate Loan Pricing and Deal Structuring, and accompanying Deposit relationships, are all present.

Our business priorities for the fourth quarter and into 2024 include improving our Deposit mix by adding low-cost deposits through new Cash Management relationships. We have begun to see increased low-cost deposit traction and Pipelines as earlier and ongoing deposit initiatives are producing positive results. For example, we have added nearly 200 new Ultimate Business Advantage Checking (UBAC) accounts since launching this new Product in March.

We intend to remain opportunistic, taking advantage of competitive market uncertainty to gain quality new Business relationships and increase Market Share in all of our Geographic Market Locations.

Our Best is yet Ahead!

Robert E. Hoeweler, Chairman of the Board, added: “Our seasoned CFBank Leadership has deep experience dealing with changing business and economic cycles. In every instance, our CFBank Team has successfully made prudent operating adjustments for overcoming prevailing headwinds.

A testament to our Leadership during this challenging period for the Banking industry, CFBank has continued to effectively grow both Deposits and Loans, while capturing quality new business and customers.

We believe our consistency and discipline with executing our business principles will have us well positioned for the future when the operating conditions become more favorable. In the interim, we continue to increase franchise and book values.”

Overview of Results

Net income for the three months ended September 30, 2023 totaled $4.0 million (or $0.62 per diluted common share) compared to net income of $4.2 million (or $0.66 per diluted common share) for the three months ended June 30, 2023 and net income of $4.2 million (or $0.65 per diluted common share) for the three months ended September 30, 2022.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended September 30, 2023 was $6.2 million compared to PPNR of $5.3 million for the three months ended June 30, 2023 and PPNR of $5.4 million for the three months ended September 30, 2022.

Net income for the nine months ended September 30, 2023 totaled $12.7 million (or $1.97 per diluted common share) compared to net income of $13.5 million (or $2.06 per diluted common share) for the nine months ended September 30, 2022.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.7 million for the quarter ended September 30, 2023 and increased $181,000, or 1.6%, compared to $11.5 million in the prior quarter, and decreased $1.6 million, or 12.4%, compared to $13.3 million in the third  quarter of 2022.

The increase in net interest income compared to the prior quarter was primarily due to a  $1.9 million, or 7.4%, increase in interest income, partially offset by a $1.8 million, or 11.9%, increase in interest expense.  The increase in interest income was primarily attributed to a 28bps increase in average yield on interest-earning assets, coupled with a $44.9 million, or 2.5%, increase in average interest-earning assets.    The increase in interest expense when compared to the prior quarter was attributed to a 35bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $41.3 million, or 2.7%, increase in average interest-bearing liabilities. The net interest margin of 2.50% for the quarter ended September 30, 2023 decreased 2bps compared to the net interest margin of 2.52% for the prior quarter.

The decrease in net interest income compared to the third quarter of 2022 was primarily due to an $11.8 million, or 251.8%, increase in interest expense, partially offset by a $10.2 million, or 56.4%, increase in interest income.  The increase in interest expense was attributed to a 274bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $307.5 million, or 24.6%, increase in average interest-bearing liabilities.  The increase in interest income was primarily attributed to a  150bps increase in the average yield on interest-earning assets, coupled with a  $278.0 million, or 17.6%, increase in average interest-earning assets outstanding. The net interest margin of 2.50% for the quarter ended September 30, 2023 decreased 86bps compared to the net interest margin of 3.36% for the third quarter of 2022.

Noninterest Income

Noninterest income for the quarter ended September 30, 2023 totaled $1.3 million and increased $323,000, or 33.0%, compared to $978,000 for the prior quarter.  The increase was primarily due to a $302,000 increase in swap fee income and a $17,000 increase in service charges on deposit accounts.

Noninterest income for the quarter ended September 30, 2023 increased $596,000, or 84.5%, compared to  $705,000 for the quarter ended September 30, 2022.  The increase was primarily due to a $420,000 increase in swap fee income and a $128,000 increase in service charges on deposit accounts.

The following table represents the notional amount of loans sold during the three months ended September 30, 2023,  June 30, 2023, and September 30, 2022 (in thousands).

	Three Months ended
	September 30, 2023	June 30, 2023	September 30, 2022
Notional amount of loans sold	$3,646	$3,171	$-

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2023 totaled $6.8 million and decreased $413,000, or 5.8%, compared to $7.2 million for the prior quarter.  The decrease in noninterest expense was primarily due to a $358,000 decrease in salaries and employee benefits, which was primarily due to a decrease in the number of employees coupled with lower payroll taxes.

Noninterest expense for the quarter ended September 30, 2023 decreased $1.8 million, or 21.4%, compared to $8.6 million for the quarter ended September 30, 2022.  The decrease in noninterest expense was primarily due to a $692,000 decrease in salaries and employee benefits, a $594,000 decrease in data processing, and a $570,000 decrease in the impairment of property and equipment.    The decrease in salaries and employee benefits was primarily due to a decrease in the number of employees coupled with lower payroll taxes.  The decrease in data processing was due to the core processing system conversion that occurred in the third quarter of 2022, which included some one-time conversion costs.  The decrease in the impairment of property and equipment was related to the pending contract in the third quarter of 2022 for the sale of the Company’s Worthington headquarters building, which was completed in May 2023.

Income Tax Expense

Income tax expense was $984,000 for the quarter ended September 30, 2023 (effective tax rate of 19.6%), compared to $1.1 million for the prior quarter (effective tax rate of 20.0%) and $1.0 million for the quarter ended September 30, 2022 (effective tax rate of 19.4%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at September 30, 2023 and increased $28.6 million, or 1.8%, from the prior quarter and increased $87.5 million, or 5.6%, from December 31, 2022. The increase in net loans and leases from June 30, 2023 was primarily due to a  $23.1 million increase in construction loan balances, a $15.2 million increase in multi-family loan balances, and a $3.9 million increase in single-family residential loan balances, partially offset by an $11.9 million decrease in commercial loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The increase in net loans and leases from December 31, 2022 was primarily due to a $33.2 million increase in construction loan balances, a $20.7 million increase in in multi-family loan balances,  a $17.4 million increase in commercial real estate loan balances, a  $12.0 million increase in single-family residential loan balances, and a $4.8 million increase in home equity lines of credit.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	September 30, 2023	June 30, 2023
Construction – 1-4 family*	$15,788	$13,968
Construction – Multi-family*	132,538	122,211
Construction – Non-residential*	60,647	55,886
Hotel/Motel	12,360	17,134
Industrial / Warehouse	27,966	26,543
Land/Land Development	21,281	21,557
Medical/Healthcare/Senior Housing	395	417
Multi-family	154,764	140,797
Office	42,432	43,152
Retail	25,049	26,900
Other	62,275	51,368

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $4.6 million, or 0.27%, of total loans at September 30, 2023,  an increase of $3.8 million from $799,000 at June 30, 2023 and an increase of $3.8 million from $761,000 at December 31, 2022.  The increase in nonaccrual loans was primarily driven by two commercial loans, totaling $3.6 million, becoming nonaccrual during the third quarter of 2023.  Loans past due more than 30 days totaled $2.4 million at September 30, 2023 compared to $1.9 million at June 30, 2023 and $2.1 million at December 31, 2022.

The allowance for credit losses on loans and leases totaled $17.0 million at September 30, 2023 compared to $16.0 million at June 30, 2023 and $16.1 million at December 31, 2022.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.02% at September 30, 2023 compared to 0.97% at June 30, 2023 and 1.01% at December 31, 2022.  The increase in the allowance for credit losses during the quarter ended September 30, 2023 was primarily driven by reserves placed on the two individually evaluated commercial loans, which were also placed on nonaccrual status during the quarter ended September 30, 2023.

On January 1, 2023, the Company adopted the current expected credit loss (CECL) model, which resulted in an increase to the reserve for credit losses of $49,000.  There was $1.2 million in provision for credit loss expense for the quarter ended September 30, 2023, a  $12,000 provision for credit loss expense for the quarter ended June 30, 2023 and a $150,000 provision for credit loss expense for the quarter ended September 30, 2022.  Net charge-offs for the quarter ended September 30, 2023 totaled $126,000 compared to net recoveries of $108,000 for the prior quarter and net recoveries of $5,000 for the quarter ended September 30, 2022.

Deposits

Deposits totaled $1.7 billion at September 30, 2023, an increase of $24.9 million, or 1.5%, when compared to $1.7 billion at June 30, 2023, and an increase of $157.1 million, or 10.3%, when compared to $1.5 billion at December 31 2022.    The increase when compared to the prior quarter end is primarily due to a $32.6 million increase in certificate of deposit account balances and a $1.6 million increase in money market account balances, partially offset by an  $8.6 million decrease in checking account balances and a $710,000 decrease in savings account balances.

The increase in deposits when compared to December 31, 2022 is primarily due to a $99.6 million increase in money market account balances and an  $89.1 million increase in certificate of deposit account balances, partially offset by a $29.7 million decrease in checking account balances and a $1.9 million decrease in savings account balances.

Noninterest-bearing deposit accounts totaled $214.3 million at September 30, 2023 and decreased $2.7 million from $217.0 million at June 30, 2023 and decreased $48.9 million from $263.2 million at December 31, 2022.  At September 30, 2023,  approximately 28.0% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 28.8% at June 30, 2023 and 31.6% at December 31, 2022.

Borrowings

FHLB advances and other debt totaled $110.0 million at September 30, 2023 and at June 30, 2023 and increased  $526,000 when compared to $109.5 million at December 31, 2022. The increase when compared to December 31, 2022 was due to a $4.0 million increase on the Company’s line of credit with a third party financial institution, partially offset by a $3.5 million decrease in FHLB advances.

Capital

Stockholders’ equity totaled $151.3 million at September 30, 2023, an increase of $4.0 million, or 2.7%, from $147.3 million at June 30, 2023.  Stockholders’ equity increased $12.1 million, or 8.6%, from $139.2  million at December 31, 2022.  The increase in total stockholders’ equity during the three months ended September 30, 2023 was primarily attributed to net income, partially offset by $386,000 in dividend payments.  The increase in total stockholders’ equity during the nine months ended September 30, 2023 was primarily attributed to net income, partially offset by $1.1 million in dividend payments and a $347,000 increase in other comprehensive loss. The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Tangible book value per common share, Pre-Provision, Pre-Tax Net Revenue (PPNR), PPNR Return on Average Assets (PPNR ROA) and PPNR Return on Average Equity (PPNR ROE).  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was named one of Piper Sandler’s “Bank & Thrift Sm-All Stars” for 2023.  This recognition places us among the top 10% of small-cap banks and thrifts in the United States.  In addition, CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2022.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2022, as supplemented by the risk factors identified in “Item 1A. Risk Factors” of Part II of our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2023.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September			September
	2023	2022	% change	2023	2022	% change
Total interest income	$28,166	$18,006	56%	$78,567	45,863	71%
Total interest expense	16,499	4,690	252%	42,681	10,228	317%
Net interest income	11,667	13,316	-12%	35,886	35,635	1%

Provision for credit losses	1,193	150	695%	1,442	150	861%
Net interest income after provision for credit losses	10,474	13,166	-20%	34,444	35,485	-3%

Noninterest income
Service charges on deposit accounts	396	268	48%	1,079	823	31%
Net gain on sales of residential mortgage loans	48	-	n/m	85	678	-87%
Net gain on sale of commercial loans	12	134	-91%	12	277	-96%
Swap fee income	444	24	1750%	616	42	1367%
Other	401	279	44%	1,206	739	63%
Noninterest income	1,301	705	85%	2,998	2,559	17%

Noninterest expense
Salaries and employee benefits	3,420	4,112	-17%	11,184	11,311	-1%
Occupancy and equipment	427	324	32%	1,264	955	32%
Data processing	532	1,126	-53%	1,568	2,175	-28%
Franchise and other taxes	308	178	73%	935	839	11%
Professional fees	635	896	-29%	1,873	2,148	-13%
Director fees	162	171	-5%	496	465	7%
Postage, printing, and supplies	31	45	-31%	123	126	-2%
Advertising and marketing	53	108	-51%	307	287	7%
Telephone	61	66	-8%	197	180	9%
Loan expenses	151	296	-49%	510	502	2%
Depreciation	145	134	8%	426	375	14%
FDIC premiums	568	312	82%	1,590	690	130%
Regulatory assessment	63	70	-10%	181	201	-10%
Other insurance	55	45	22%	154	135	14%
Impairment of property and equipment	-	570	n/m	-	570	n/m
Other	149	146	2%	816	389	110%
Noninterest expense	6,760	8,599	-21%	21,624	21,348	1%

Income before income taxes	5,015	5,272	-5%	15,818	16,696	-5%
Income tax expense	984	1,023	-4%	3,116	3,203	-3%
Net Income	$4,031	$4,249	-5%	$12,702	$13,493	-6%

Share Data
Basic earnings per common share	$0.63	$0.66		$1.98	$2.11
Diluted earnings per common share	$0.62	$0.65		$1.97	$2.06

Average common shares outstanding - basic	6,429,198	6,393,531		6,416,883	6,408,342
Average common shares outstanding - diluted	6,456,575	6,547,791		6,439,931	6,549,691

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2023	2023	2023	2022	2022
Assets
Cash and cash equivalents	$229,763	$231,600	$214,248	$151,787	$198,066
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,480	8,966	9,661	10,442	11,436
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	1,355	1,355	591	580	-
Loans and leases	1,676,806	1,647,103	1,631,998	1,588,317	1,489,570
Less allowance for credit losses on loans and leases	(17,032)	(15,960)	(15,915)	(16,062)	(15,687)
Loans and leases, net	1,659,774	1,631,143	1,616,083	1,572,255	1,473,883
FHLB and FRB stock	8,499	8,736	9,203	7,942	7,633
Premises and equipment, net	3,940	4,085	4,118	3,778	3,792
Other assets held for sale	-	-	1,930	1,930	1,930
Operating lease right of use assets	5,138	5,313	5,500	1,357	1,499
Bank owned life insurance	26,103	25,946	25,791	25,641	26,189
Accrued interest receivable and other assets	44,300	40,605	38,085	39,362	34,514
Total assets	$1,992,452	$1,962,849	$1,930,310	$1,820,174	$1,764,042

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$214,334	$216,966	$224,096	$263,241	$270,945
Interest bearing	1,470,659	1,443,117	1,379,745	1,264,681	1,219,038
Total deposits	1,684,993	1,660,083	1,603,841	1,527,922	1,489,983
FHLB advances and other debt	109,987	109,978	136,970	109,461	102,803
Advances by borrowers for taxes and insurance	1,737	2,034	2,132	3,513	2,573
Operating lease liabilities	5,216	5,388	5,572	1,438	1,588
Accrued interest payable and other liabilities	24,298	23,084	23,530	23,670	17,311
Subordinated debentures	14,951	14,941	14,932	14,922	14,912
Total liabilities	1,841,182	1,815,508	1,786,977	1,680,926	1,629,170

Stockholders' equity	151,270	147,341	143,333	139,248	134,872
Total liabilities and stockholders' equity	$1,992,452	$1,962,849	$1,930,310	$1,820,174	$1,764,042

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$13,802	$101	2.40%	$14,406	$213	4.94%	$17,044	$219	4.64%
Loans and leases and loans held for sale (3)	1,642,029	25,121	6.12%	1,627,516	23,684	5.82%	1,424,326	16,876	4.74%
Other earning assets	197,434	2,778	5.63%	165,843	2,190	5.28%	135,240	813	2.40%
FHLB and FRB stock	8,568	166	7.75%	9,133	138	6.04%	7,192	98	5.45%
Total interest-earning assets	1,861,833	28,166	6.04%	1,816,898	26,225	5.76%	1,583,802	18,006	4.54%
Noninterest-earning assets	95,186			92,456			78,222
Total assets	$1,957,019			$1,909,354			$1,662,024

Interest-bearing liabilities:
Deposits	$1,430,568	15,421	4.31%	$1,388,672	13,660	3.93%	$1,154,605	3,992	1.38%
FHLB advances and other borrowings	124,930	1,078	3.45%	125,505	1,079	3.44%	93,397	698	2.99%
Total interest-bearing liabilities	1,555,498	16,499	4.24%	1,514,177	14,739	3.89%	1,248,002	4,690	1.50%

Noninterest-bearing liabilities	251,509			249,608			279,383
Total liabilities	1,807,007			1,763,785			1,527,385

Equity	150,012			145,569			134,639
Total liabilities and equity	$1,957,019			$1,909,354			$1,662,024

Net interest-earning assets	$306,335			$302,721			$335,800
Net interest income/interest rate spread		$11,667	1.80%		$11,486	1.87%		$13,316	3.04%
Net interest margin			2.50%			2.52%			3.36%
Average interest-earning assets
to average interest-bearing liabilities	119.69%			119.99%			126.91%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2023	2023	2023	2022	2022	2023	2022
Earnings and Dividends
Net interest income	$11,667	$11,486	$12,733	$13,155	$13,316	$35,886	$35,635
Provision for credit losses	$1,193	$12	$237	$637	$150	$1,442	$150
Noninterest income	$1,301	$978	$719	$651	$705	$2,998	$2,559
Noninterest expense	$6,760	$7,173	$7,691	$7,273	$8,599	$21,624	$21,348
Net Income	$4,031	$4,223	$4,448	$4,671	$4,249	$12,702	$13,493
Basic earnings per common share	$0.63	$0.66	$0.69	$0.73	$0.66	$1.98	$2.11
Diluted earnings per common share	$0.62	$0.66	$0.68	$0.72	$0.65	$1.97	$2.06
Dividends declared per share	$0.06	$0.06	$0.05	$0.05	$0.05	$0.17	$0.13

Performance Ratios (annualized)
Return on average assets	0.82%	0.88%	0.98%	1.04%	1.02%	0.89%	1.14%
Return on average equity	10.75%	11.60%	12.55%	13.55%	12.62%	11.61%	13.74%
Average yield on interest-earning assets	6.04%	5.76%	5.56%	5.12%	4.54%	5.79%	4.08%
Average rate paid on interest-bearing liabilities	4.24%	3.89%	3.24%	2.54%	1.50%	3.81%	1.17%
Average interest rate spread	1.80%	1.87%	2.32%	2.58%	3.04%	1.98%	2.91%
Net interest margin, fully taxable equivalent	2.50%	2.52%	2.93%	3.08%	3.36%	2.65%	3.17%
Efficiency ratio	52.13%	57.55%	57.17%	52.68%	61.33%	55.61%	55.89%
Noninterest expense to average assets	1.38%	1.50%	1.69%	1.62%	2.07%	1.52%	1.81%

Capital
Tier 1 capital leverage ratio (1)	9.83%	9.82%	10.02%	9.89%	10.00%	9.83%	10.00%
Total risk-based capital ratio (1)	13.36%	13.24%	12.93%	12.74%	12.78%	13.36%	12.78%
Tier 1 risk-based capital ratio (1)	12.22%	12.15%	11.84%	11.65%	11.65%	12.22%	11.65%
Common equity tier 1 capital to risk weighted assets (1)	12.22%	12.15%	11.84%	11.65%	11.65%	12.22%	11.65%
Equity to total assets at end of period	7.59%	7.51%	7.43%	7.65%	7.65%	7.59%	7.65%
Book value per common share	$23.10	$22.49	$21.88	$21.43	$20.85	$23.10	$20.85
Tangible book value per common share (2)	$23.10	$22.49	$21.88	$21.43	$20.85	$23.10	$20.85
Period-end market value per common share	$16.75	$15.00	$19.50	$21.18	$20.62	$16.75	$20.62
Period-end common shares outstanding	6,549,609	6,550,950	6,549,991	6,496,824	6,467,278	6,549,609	6,467,278
Average basic common shares outstanding	6,429,198	6,418,305	6,402,856	6,363,552	6,393,531	6,416,883	6,408,342
Average diluted common shares outstanding	6,456,575	6,433,623	6,542,698	6,491,820	6,547,791	6,439,931	6,549,691

Asset Quality
Nonperforming loans	$4,594	$799	$718	$761	$1,004	$4,594	$1,004
Nonperforming loans to total loans	0.27%	0.05%	0.04%	0.05%	0.07%	0.27%	0.07%
Nonperforming assets to total assets	0.23%	0.04%	0.04%	0.04%	0.06%	0.23%	0.06%
Allowance for credit losses on loans and leases to total loans and leases	1.02%	0.97%	0.98%	1.01%	1.05%	1.02%	1.05%
Allowance for credit losses on loans and leases to nonperforming loans and leases	370.74%	1997.50%	2216.57%	2110.64%	1562.45%	370.74%	1562.45%
Net charge-offs (recoveries)	$126	$(108)	$5	$262	$(5)	$23	$(29)
Annualized net charge-offs (recoveries) to average loans	0.03%	(0.03%)	0.00%	0.07%	0.00%	0.00%	0.00%

Average Balances
Loans	$1,657,303	$1,642,961	$1,603,237	$1,537,941	$1,439,863	$1,634,697	$1,346,613
Assets	$1,957,019	$1,909,354	$1,824,343	$1,795,395	$1,662,024	$1,897,390	$1,573,180
Stockholders' equity	$150,012	$145,569	$141,792	$137,845	$134,639	$145,820	$130,889

(1)	Regulatory capital ratios of CFBank
(2)	There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) Tangible book value per common share,  (2) PPNR, (3) PPNR return on average assets and (4) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) book value per common share  (2) net earnings (3) return on average assets and (4) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Net income	$4,031	$4,223	$4,249	$12,702	$13,493
Add: Provision for credit losses	1,193	12	150	1,442	150
Add: Income tax expense	984	1,056	1,023	3,116	3,203
Pre-provision, pre-tax net revenue	$6,208	$5,291	$5,422	$17,260	$16,846

Average Assets	$1,957,019	$1,909,354	$1,662,024	$1,897,390	$1,573,180
Average Stockholders' Equity	$150,012	$145,569	$134,639	$145,820	$130,889

Return on average assets (1)	0.82%	0.88%	1.02%	0.89%	1.14%
PPNR return on average assets (2)	1.27%	1.11%	1.30%	1.21%	1.43%

Return on average equity (3)	10.75%	11.60%	12.62%	11.61%	13.74%
PPNR return on average equity (4)	16.55%	14.54%	16.11%	15.78%	17.16%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity